Exhibit 99.1

B of I Third Quarter Earnings Increase by 154.8%;

Diluted EPS up 172.7%

SAN DIEGO, CA – (MARKET WIRE) – May 6, 2009—B of I Holding, Inc. (B of I or the Company), (NASDAQ: BOFI), parent of Bank of Internet USA (Bank), today announced that net income was $2,594,000 for its third quarter ended March 31, 2009, an increase of 154.8% compared to the $1,018,000 earned for the three months ended March 31, 2008. Earnings available to the Company’s common stockholders were $2,421,000, or $0.30 per diluted share for the current quarter compared to $940,000, or $0.11 per diluted share for the quarter ended March 31, 2008. Diluted earnings per share increased $0.19 or 172.7% this quarter compared to the quarter ended March 31, 2008. The increase in quarterly net income year over year was primarily due to 60.2% growth in the net interest margin and 13.4% growth in average earnings assets.

For the nine months ended March 31, 2009, net income was $3,538,000 compared to $2,416,000 in net income for the nine months ended March 31, 2008. The U.S. government decision to put Fannie Mae into conservatorship during the first quarter ended September 30, 2008 resulted in B of I realizing a one-time loss on the sale of its Fannie Mae preferred stock of $7,902,000, or $4,710,000 after tax. Without the Fannie Mae preferred stock loss, the Company’s net income for the nine months ended March 31, 2009 would have been $8,248,000.

“Bank of Internet continues to achieve strong earnings in difficult times,” remarked Greg Garrabrants, President and Chief Executive Officer. “Our 150% year over year increase in quarterly earnings is the result of our low cost business model and our disciplined approach to risk and credit management.” Garrabrants added. We are positive about the future of our bank and cautious about the economy, increasing our loan loss allowance 91% since March 31, 2008.”

Jerry Englert, Chairman of the Board, added, “As I approach a decade of serving as Chairman of the Board and look back at what we have accomplished, I am pleased. I believe we have the right business model and the right management team, not only for the current environment, but also for the next phase of our growth. As we have strengthened our management team over the last several years, I have increased confidence that the Bank will continue to prosper as I consider the role I should play on the Board in the future. I am dedicated to ensuring that our Board remains a strong contributor to our success.”

Third Quarter Highlights:

•	Net interest margin grew to 2.82% in the current quarter, up 60.2% over the third quarter last year.

•	Asset quality remains strong with the principal balance of non-performing loans equal to 0.30% of the loan portfolio, and total non-performing assets equal to 0.61% of total assets at March 31, 2009.

•	Total assets reached $1,249,189,000 at March 31, 2009, up 12.5% compared to the third quarter last year.

•	Total deposits reached $693,983,000 at March 31, 2009, up 17.6% compared to the third quarter last year.

Quarter Earnings Summary

For the three months ended March 31, 2009, we had net income of $2,594,000 compared to net income of $1,018,000 for the three months ended March 31, 2008. Total interest and dividend income during the quarter ended March 31, 2009 increased 14.2%, to $18.5 million, compared to $16.2 million during the quarter ended March 31, 2008. The increase in interest and dividend income for the quarter was primarily attributable to growth in the average balance of loans and investment securities, higher rates earned on new loans and lower rates paid on deposits. Average interest earning assets increased $141.8 million for the quarter ended March 31, 2009 and the loan portfolio yield increased 63 basis points. Total interest expense decreased 12.2% to $10.1 million for the quarter ended March 31, 2009, compared with $11.5 million for the quarter ended March 31, 2008. Interest expense decreased due to a 110 basis point decrease in the average funding rate, including a decrease in average rates for time deposits of 77 basis points. Similarly, lower rates paid on FHLB advances led to a decrease in FHLB advance funding costs of 112 basis points when comparing the three-month periods ended March 31, 2009 and 2008.

Net interest margin, defined as net interest income divided by average earning assets, increased by 106 basis points to 2.82% for the quarter ended March 31, 2009, compared with 1.76% for the quarter ended March 31, 2008. The increased net interest income for the current quarter was partially offset by higher provisions for loan losses. The loan loss provision was $1,200,000 for the March 2009 quarter compared to $835,000 for the quarter ended March 2008. The increased loan loss provision was due primarily to the growth in our loan portfolio, general declines in housing values and declines in consumer credit resulting in increased charge-offs and reserves for recreational vehicle loans.

Non-interest expense, which is comprised primarily of compensation, data processing and internet expenses, occupancy and other operating expenses, was $3.2 million for the three months ended March 31, 2009, up slightly from $3.1 million for the three months ended March 31, 2008. The decrease in compensation expense this quarter was primarily the result of a one-time payment of $352,000 made last year relating to a contract amendment for the Bank’s president. The decrease in compensation expense was offset by an increase in other general and administrative expenses, primarily due to additional loan processing expense and other real estate owned.

Balance Sheet Summary

The Company’s total assets increased $55.0 million, or 4.6%, to $1,249.2 million, as of March 31, 2009, up from $1,194.2 million at June 30, 2008. The increase in total assets was primarily due to an increase of $52.1 million for investment securities. Total liabilities increased $52.8 million, primarily due to an increase in deposits of $123.3 million partially offset by a decrease of $88.0 million in borrowings from the Federal Home Loan Bank of San Francisco.

Conference Call

A conference call and webcast will be held on Wednesday, May 6, 2009 at 5:00 PM Eastern / 2:00 PM Pacific. To participate in the conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: 877-795-3635. International callers should dial: 719-325-4769. Digital replay is available by calling 888-203-1112 and using the digital passcode #5822594. The conference call will be webcast live and may be accessed at BofI’s website, http://www.bofiholding.com. For those unable to participate during the live broadcast, a replay will be available shortly after the call on the BofIholding.com website for 30 days.

About BofI Holding, Inc. and Bank of Internet USA

BofI Holding, Inc. is the holding company of Bank of Internet USA and trades on NASDAQ under the symbol BOFI. Bank of Internet USA is a consumer focused, FDIC insured, nationwide savings bank operating primarily over the Internet. It offers a variety of consumer banking services, focusing primarily on gathering retail deposits over the Internet and originating home equity loans, as well as originating and purchasing multifamily and single-family mortgage loans. Bank of Internet USA offers products through its websites at www.bankofinternet.com and www.ApartmentBank.com. Retail deposit products include certificates of deposit, online checking accounts with check images, bill payment, high interest savings accounts, ATM or Visa Check Cards, money market savings accounts, and ATM fee reimbursement anywhere in the world.

Contact:

BofI Holding, Inc.

Gregory Garrabrants, CEO

858/350-6203

Gregory.Garrabrants@BankofInternet.com

Selected Financial Data

The following tables set forth certain selected financial data concerning the periods indicated:

BofI HOLDING, INC.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

(Dollars in thousands, except per share data)

	March 31, 2009	June 30, 2008	March 31, 2008
Selected Balance Sheet Data:
Total Assets	$1,249,189	$1,194,245	$1,110,104
Loans - net of allowance for loan losses	627,472	631,413	599,198
Allowance for loan losses	3,956	2,710	2,067
Investment securities	562,067	510,014	462,076
Total deposits	693,983	570,704	590,042
Securities sold under agreements to repurchase	130,000	130,000	130,000
Advances from the FHLB	310,980	398,966	302,448
Federal Reserve Discount Window and other borrowings	25,155	5,155	5,155
Total Stockholders’ equity	85,153	83,082	76,940

	At or for the Three Months Ended March 31,		At or for the Nine Months Ended March 31,
	2009	2008	2009	2008
Selected Income Statement Data:
Interest and dividend income	$18,541	$16,174	$57,225	$44,767
Interest expense	10,066	11,513	32,169	33,714

Net interest income	8,475	4,661	25,056	11,053
Provision for loan losses	1,200	835	2,830	1,104

Net interest income after provision for loan losses	7,275	3,826	22,226	9,949
Non-interest income (loss)	300	1,023	(7,610)	1,804
Non-interest expense	3,190	3,138	8,675	7,698

Income before income tax expense	4,385	1,711	5,941	4,055
Income tax expense	1,791	693	2,403	1,639

Net income	$2,594	$1,018	$3,538	$2,416

Net income attributable to common stock	$2,421	$940	$3,021	$2,184
Per Share Data:
Net income:
Basic	$0.30	$0.11	$0.37	$0.26
Diluted	$0.30	$0.11	$0.37	$0.26
Book value per common share	$9.37	$8.67	$9.37	$8.67
Tangible book value per common share	$9.37	$8.67	$9.37	$8.67
Weighted average number of shares outstanding:
Basic	8,028,785	8,274,065	8,163,940	8,258,763
Diluted	8,063,107	8,376,032	8,218,843	8,374,990
Common shares outstanding at end of period	8,035,997	8,287,590	8,035,997	8,287,590
Common shares issued at end of period	8,642,723	8,607,090	8,642,723	8,607,090

BofI HOLDING, INC.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

(Dollars in thousands, except per share data)

Performance Ratios and Other Data:
Loan originations	$3,590	$8,873	$31,432	$58,603
Loan originations for sale	33,376	—	40,102	516
Loan purchases	2,237	110,416	51,862	141,018
Return on average assets	0.85%	0.38%	0.39%	0.31%
Return on average stockholders’ equity	13.18%	5.10%	5.61%	4.10%
Interest rate spread[1]	2.61%	1.44%	2.59%	1.13%
Net interest margin[2]	2.82%	1.76%	2.83%	1.45%
Efficiency ratio[3]	36.35%	55.20%	49.72%	59.90%
Capital Ratios:
Equity to assets at end of period	6.82%	6.93%	6.82%	6.93%
Tier 1 leverage (core) capital to adjusted tangible assets[4]	6.89%	7.13%	6.89%	7.13%
Tier 1 risk-based capital ratio[4]	14.50%	13.49%	14.50%	13.49%
Total risk-based capital ratio[4]	15.17%	13.84%	15.17%	13.84%
Tangible capital to tangible assets[4]	6.89%	7.13%	6.89%	7.13%
Asset Quality Ratios:
Net charge-offs to average loans outstanding	0.10%	0.05%	0.25%	0.09%
Nonperforming loans to total loans	0.30%	0.09%	0.30%	0.09%
Allowance for loan losses to total loans held for investment	0.63%	0.34%	0.63%	0.34%
Allowance for loan losses to nonperforming loans	2.1X	3.7X	2.1X	3.7X

[1]	Interest rate spread represents the difference between the annualized weighted average yield on interest-earning assets and the weighted average rate paid on interest-bearing liabilities.

[2]	Net interest margin represents annualized net interest income as a percentage of average interest-earning assets.

[3]

Efficiency ratio represents noninterest expense as a percentage of the aggregate of net interest income and noninterest income. For the nine months ended March 31, 2009, without the loss of $7.902 million in noninterest income due to the loss on sale of FNMA preferred stock, the efficiency ratio would have been 34.22%.

[4]	Reflects regulatory capital ratios of Bank of Internet USA only.